Exhibit 5.1

August 28, 2023

Ivanhoe Electric Inc.

606-999 Canada Place

Vancouver, BC V6C 3E1

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ivanhoe Electric Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to an aggregate of 4,383,321 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”) of the Company, comprising (i) 2,646,537 shares of Common Stock for issuance pursuant to awards granted under the Ivanhoe Electric Inc. Equity Incentive Plan (as amended, the “Prior Plan”); (ii) 1,736,784 shares of Common Stock for issuance pursuant to awards granted and to be granted under the Ivanhoe Electric Inc. 2022 Long Term Incentive Plan (the “2022 Plan”, together with the Prior Plan, the “Plans”); and (iii) pursuant to Rule 416(a) under the Securities Act, any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

 /s/ Dorsey & Whitney, LLP